Exhibit 99.1

The Michaels Companies Announces First Quarter Fiscal 2017 Financial Results

  Total net sales of $1.16 billion; comparable store sales decreased 1.2%
  Operating income of $139.3 million
  Diluted EPS of $0.38
  Fiscal 2017 guidance updated in response to weakening Canadian exchange rates

IRVING, Texas--(BUSINESS WIRE)--June 6, 2017--The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the first quarter ended April 29, 2017.

“I am encouraged with the improving trend in customer transactions this quarter, especially given the headwinds we faced as we anniversaried last year’s coloring trend,” said Chuck Rubin, Chairman and Chief Executive Officer. “We continue to make progress on our 2017 and long term operational and strategic priorities, and we look forward to sharing more about our long-term goals at our upcoming analyst day.”

First Quarter Highlights

  Net sales were $1.16 billion, flat with net sales in the first quarter of fiscal 2016. Sales from the operation of 12 additional stores (net of closures) was offset by a decline in comparable store sales. Comparable store sales decreased 1.2% driven by a decrease in average ticket. During the quarter, the Company opened three new Michaels stores and closed one Michaels store and five Aaron Brothers stores. At the end of the first quarter, the Company operated 1,225 Michaels stores, 104 Aaron Brothers stores, and 35 Pat Catan’s stores.
  Gross profit increased 0.6% to $467.6 million, from $464.8 million in the first quarter of fiscal 2016. As a percentage of net sales, gross profit increased to 40.4% compared to 40.1% in the first quarter of fiscal 2016. The increase, as a percentage of net sales, was due to the comparison against $3.6 million of net non-recurring, inventory-related purchase accounting adjustments related to the acquisition of Lamrite West in the first quarter of fiscal 2016 and higher merchandise margin. These benefits were offset by higher inventory shrinkage and occupancy cost deleverage.
  Selling, general and administrative expense, including store pre-opening costs, (“SG&A”) increased 2.8% to $328.4 million, or 28.3% of net sales, from $319.4 million, or 27.6% of net sales, in the first quarter of fiscal 2016. The increase in SG&A was primarily due to expenses associated with the operation of 12 additional stores (net of closures), marketing investments and higher health care expenses. The increase was partially offset by a comparison against $4.1 million of integration expenses recorded in the first quarter of fiscal 2016 related to the acquisition of Lamrite West.
  Operating income decreased 4.2% to $139.3 million, or 12.0% of net sales, from $145.3 million, or 12.5% of net sales, in the first quarter of fiscal 2016. Excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted operating income for the first quarter of fiscal 2016 was $153.0 million.
  Interest expense decreased $1.8 million to $30.4 million, from $32.2 million in the first quarter of fiscal 2016 due to interest rate savings from the refinancing of the revolving credit facility in the second quarter of fiscal 2016 and the refinancing of the term loan credit facility in the third quarter of fiscal 2016.
  The effective tax rate was 33.7%, compared to 37.2% in the first quarter of fiscal 2016. The lower effective tax rate is primarily due to benefits realized from our direct sourcing initiatives and the recognition of $0.9 million of excess tax benefits associated with the adoption of a new accounting standard related to share-based compensation.
  Net income increased 2.0% to $72.2 million, from $70.8 million in the first quarter of fiscal 2016. Excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted net income for the first quarter of fiscal 2016 was $75.5 million.
  Diluted earnings per share increased 11.8% to $0.38, from $0.34 in the first quarter of fiscal 2016. Excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted diluted earnings per share in the first quarter of fiscal 2016 was $0.36.
  The Company ended the first quarter of fiscal 2017 with $197.9 million in cash, $2.8 billion in debt and $727.6 million in availability under its asset-based revolving credit facility.
  Inventory at the end of the first quarter increased 4.2% to $1,102.3 million, compared to $1,057.6 million in the first quarter of fiscal 2016. The increase in inventory was primarily due to additional inventory associated with the operation of 12 additional stores (net of closures). Average Michaels inventory on a per store basis, inclusive of distribution centers, in transit and inventory for the Company’s e-commerce site, increased 2.0% to $803,000, compared to $787,000 at the end of the first quarter of fiscal 2016.
  Capital expenditures for the quarter were $15.7 million, compared to $14.7 million in the first quarter of fiscal 2016.
  As previously announced, the Company purchased 4.8 million shares, or $99.3 million, of the Company’s common stock during the quarter, utilizing the remaining availability under the Company’s share repurchase authorization.

Second Quarter and Fiscal Year 2017 Outlook:

"Our operational expectations for the remainder of 2017 have not changed. We continue to believe that top-line trends will improve in the second half as we anniversary the 2016 coloring headwind, disruption created from store layout changes made in the third quarter last year, and the U.S. elections. However, the value of the Canadian dollar has weakened since we established our prior outlook, and we have adjusted our fiscal 2017 full year guidance to reflect our expectation this currency trend continues,” concluded Mr. Rubin.

For fiscal 2017, a 53-week year, the Company expects:

  Total net sales growth of 2.2% to 3.7%, or 2.5% to 4.0% on a constant currency basis, including the impact of the 53rd week, which is planned to be approximately $80 million;
  Comparable store sales to be down 0.2% to up 1.3%, or flat to up 1.5% on a constant currency basis;
  To open 18 new stores, including 17 new Michaels stores and one new Pat Catan’s store, and close 11 Aaron Brothers stores;
  Operating income to be in the range of $723 million to $756 million;
  Interest expense to be approximately $131 million;
  The effective tax rate to be between 34% and 35%;
  Diluted earnings per common share to be between $2.03 and $2.15, based on diluted weighted average common shares of approximately 190 million; and
  Capital expenditures to be between $125 million and $135 million.

For the second quarter of fiscal 2017, the Company expects:

  Comparable store sales to decrease 0.5% to 1.5%, or be approximately flat to down 1.0% on a constant currency basis;
  To open four new Michaels stores, relocate two Michaels stores and close four Aaron Brothers stores;
  Operating income to be between $75 million and $80 million;
  Interest expense to be approximately $30 million;
  The effective tax rate to be between 34% and 35%; and
  Diluted earnings per common share to be between $0.15 and $0.17, based on diluted weighted average common shares of 189 million.

Conference Call Information

A conference call to discuss first quarter financial results is scheduled for today, June 6, 2017, at 8:00 am Central Time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10107108. Callers who pre-register will be given a phone number and a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

Investors without internet access or who are unable to pre-register can join the call by dialing (866) 777-2509 or (412) 317-5413.

The conference call will also be webcast at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 30 days after the call. Additionally, a telephone replay will be available until June 20, 2017, by dialing (877) 344-7529 or (412) 317-0088, access code 10107108.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA; operating income excluding integration costs and non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West (“Adjusted operating income”); and net income excluding integration costs, non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West, (“Adjusted net income”); and earnings per share excluding integration costs, non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West (“Adjusted earnings per share”). The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2017 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal 2016 results.

In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", "forecast", "future", "guidance", "imply", "intend", "may", "outlook", "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty, substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator.

As of April 29, 2017, the Company owned and operated 1,364 stores in 49 states and Canada under the brands Michaels, Aaron Brothers, and Pat Catan’s. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. The Michaels Companies, Inc. produces a number of private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, ArtMinds®, Artist’s Loft®, Craft Smart®, Loops & Threads®, Make Market®, Foamies®, LockerLookz®, Imagin8®, and Sticky Sticks®. Learn more about Michaels at www.michaels.com.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	13 Weeks Ended
	April 29,	April 30,
(in thousands, except per share data)	2017	2016
Net sales	$1,158,563	$1,158,880
Cost of sales and occupancy expense	690,929	694,129
Gross profit	467,634	464,751
Selling, general and administrative	327,396	317,800
Store pre-opening costs	978	1,626
Operating income	139,260	145,325
Interest expense	30,437	32,219
Other (income) expense, net	(44)	446
Income before income taxes	108,867	112,660
Income taxes	36,659	41,895
Net income	$72,208	$70,765

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	(5,272)	14,209
Comprehensive income	$66,936	$84,974

Earnings per common share:
Basic	$0.38	$0.34
Diluted	$0.38	$0.34
Weighted-average common shares outstanding:
Basic	188,968	206,994
Diluted	190,399	208,973

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:

	13 Weeks Ended
	April 29,	April 30,
	2017	2016
Net sales	100.0%	100.0%
Cost of sales and occupancy expense	59.6	59.9
Gross profit	40.4	40.1
Selling, general and administrative	28.3	27.4
Store pre-opening costs	0.1	0.1
Operating income	12.0	12.5
Interest expense	2.6	2.8
Other (income) expense, net	—	—
Income before income taxes	9.4	9.7
Income taxes	3.2	3.6
Net income	6.2%	6.1%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	April 29,	January 28,	April 30,
(in thousands, except per share data)	2017	2017	2016
ASSETS
Current Assets:
Cash and equivalents	$197,863	$298,813	$171,870
Merchandise inventories	1,102,346	1,127,777	1,057,642
Prepaid expenses and other	84,865	87,175	84,706
Accounts receivable, net	26,381	23,215	24,890
Income taxes receivable	3,394	5,825	7,150
Total current assets	1,414,849	1,542,805	1,346,258
Property and equipment, at cost	1,497,816	1,488,136	1,712,074
Less accumulated depreciation and amortization	(1,094,767)	(1,074,972)	(1,309,312)
Property and equipment, net	403,049	413,164	402,762
Goodwill	119,074	119,074	119,074
Other intangible assets, net	23,219	23,702	24,251
Deferred income taxes	37,376	36,834	44,390
Other assets	12,214	12,061	9,958
Total assets	$2,009,781	$2,147,640	$1,946,693

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$430,261	$517,268	$373,492
Accrued liabilities and other	348,807	397,497	359,815
Current portion of long-term debt	24,900	31,125	24,900
Income taxes payable	108,345	78,334	36,402
Total current liabilities	912,313	1,024,224	794,609
Long-term debt	2,717,831	2,723,187	2,740,064
Other liabilities	101,562	98,655	95,378
Total liabilities	3,731,706	3,846,066	3,630,051

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 188,849 shares issued and outstanding at April 29, 2017; 193,311 shares issued and outstanding at January 28, 2017; and 207,725 shares issued and outstanding at April 30, 2016	12,656	12,948	13,898
Additional paid-in-capital	142,986	233,129	549,124
Treasury stock	—	—	(860)
Accumulated deficit	(1,858,071)	(1,930,279)	(2,237,673)
Accumulated other comprehensive loss	(19,496)	(14,224)	(7,847)
Total stockholders’ deficit	(1,721,925)	(1,698,426)	(1,683,358)
Total liabilities and stockholders’ deficit	$2,009,781	$2,147,640	$1,946,693

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	13 Weeks Ended
	April 29,	April 30,
(in thousands)	2017	2016
Cash flows from operating activities:
Net income	$72,208	$70,765
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	28,551	29,470
Share-based compensation	4,942	3,129
Debt issuance costs amortization	1,274	1,974
Accretion of long-term debt, net	(126)	(62)
Deferred income taxes	259	(3,991)
(Gains) losses on disposition of property and equipment	(17)	32
Excess tax benefits from share-based compensation	—	(4,599)
Changes in assets and liabilities, excluding acquired net assets:
Merchandise inventories	25,516	28,982
Prepaid expenses and other	2,311	1,467
Accounts receivable	(3,166)	6,888
Other assets	(433)	(320)
Accounts payable	(91,767)	(108,337)
Accrued interest	(4,983)	6,675
Accrued liabilities and other	(46,266)	(43,905)
Income taxes	32,442	(9,558)
Other liabilities	2,200	(2,473)
Net cash provided by (used in) operating activities	22,945	(23,863)

Cash flows from investing activities:
Additions to property and equipment	(15,690)	(14,664)
Acquisition of Lamrite West, net of cash acquired	—	(144,600)
Net cash used in investing activities	(15,690)	(159,264)

Cash flows from financing activities:
Common stock repurchased	(100,167)	(60,978)
Payments on term loan credit facility	(12,450)	(6,225)
Borrowings on asset-based revolving credit facility	12,000	—
Payments on asset-based revolving credit facility	(12,000)	—
Payment of dividends	(317)	(317)
Proceeds from stock options exercised	4,729	8,664
Excess tax benefits from share-based compensation	—	4,599
Other financing activities	—	(137)
Net cash used in financing activities	(108,205)	(54,394)

Net change in cash and equivalents	(100,950)	(237,521)
Cash and equivalents at beginning of period	298,813	409,391
Cash and equivalents at end of period	$197,863	$171,870

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	13 Weeks Ended
	April 29,	April 30,
(in thousands)	2017	2016
Net cash provided by (used in) operating activities	$22,945	$(23,863)
Depreciation and amortization	(28,551)	(29,470)
Share-based compensation	(4,942)	(3,129)
Debt issuance costs amortization	(1,274)	(1,974)
Accretion of long-term debt, net	126	62
Deferred income taxes	(259)	3,991
Gains (losses) on disposition of property and equipment	17	(32)
Excess tax benefits from share-based compensation	—	4,599
Changes in assets and liabilities	84,146	120,581
Net income	72,208	70,765
Interest expense	30,437	32,219
Income taxes	36,659	41,895
Depreciation and amortization	28,551	29,470
Interest income	(144)	(280)
EBITDA	167,711	174,069
Adjustments:
Share-based compensation	4,942	3,129
Severance costs	334	746
Store pre-opening costs	1,007	1,629
Store remodel costs	122	(81)
Foreign currency transaction losses	61	936
Store closing costs	1,729	1,098
Lamrite integration costs	—	4,145
Other (a)	836	778
Adjusted EBITDA	$176,742	$186,449
(a)	Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign on bonuses and certain legal expenses.

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:
	13 Weeks Ended
	April 29,	April 30,
	2017	2016
Michaels stores:
Open at beginning of period	1,223	1,196
New stores	3	11
Relocated stores opened	7	6
Closed stores	(1)	(3)
Relocated stores closed	(7)	(6)
Michaels stores open at end of period	1,225	1,204

Aaron Brothers stores:
Open at beginning of period	109	117
Closed stores	(5)	(2)
Aaron Brothers stores open at end of period	104	115

Pat Catan's stores:
Open at beginning of period	35	—
Acquired stores	—	32
New stores	—	1
Pat Catan's stores open at end of period	35	33

Total store count at end of period	1,364	1,352

Other Operating Data:
Average inventory per Michaels store (in thousands)	$803	$787
Comparable store sales	-1.2%	0.9%
Comparable store sales, at constant currency	-1.2%	1.4%

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	13 Weeks Ended
	April 29,	April 30,
(In thousands, except per share)	2017	2016
Operating income	$139,260	$145,325
Add: Non-recurring, inventory-related purchase accounting adjustments (a)	—	3,577
Add: Non-recurring integration expenses (b)	—	4,145
Adjusted operating income	$139,260	$153,047

Net income	$72,208	$70,765
Add: Non-recurring, inventory-related purchase accounting adjustments (a)	—	3,577
Add: Non-recurring integration expenses (b)	—	4,145
Less tax adjustment for above add-backs (c)	—	(2,942)
Adjusted net income	$72,208	$75,545

Earnings per common share, diluted	$0.38	$0.34
Adjusted earnings per common share, diluted	$0.38	$0.36
(a)	Excludes non-recurring, inventory-related purchase accounting adjustments related to the acquisition of Lamrite West.
(b)	Excludes non-recurring integration expenses related to the acquisition of Lamrite West.
(c)	Adjusts for the tax impact of integration costs and purchase accounting adjustments related to the acquisition of Lamrite West.

CONTACT:
Investor Contact:
The Michaels Companies, Inc.
Kiley F. Rawlins, CFA, 972-409-7404
Kiley.Rawlins@michaels.com
or
ICR, Inc.
Farah Soi, 203-682-8200
Farah.Soi@icrinc.com
or
Financial Media Contact:
ICR, Inc.
Jessica Liddell, 203-682-8200
or
Julia Young, 203-682-8208
Michaels@icrinc.com